EXHIBIT 1.2

ONEOK, INC.

PRICE DETERMINATION AGREEMENT

June 14, 2005

CITIGROUP GLOBAL MARKETS INC.

UBS SECURITIES LLC

c/o CITIGROUP GLOBAL MARKETS INC.
388 Greenwich Street
New York, New York 10013

Ladies and Gentlemen:

Reference is made to the Underwriting Agreement, dated June 14, 2005 (the “Underwriting Agreement”), among ONEOK, Inc., an Oklahoma corporation (the “Company”), and the underwriters named in Schedule I thereto (collectively, the “Underwriters”). The Underwriting Agreement provides for the purchase by the Underwriters from the Company, subject to the terms and conditions set forth therein, of $400,000,000 aggregate principal amount of the Company’s 5.20% Notes due 2015 (the “5.20% Notes”) and $400,000,000 aggregate principal amount of the Company’s 6.00% Notes due 2035 (the “6.00% Notes”, and together with the 6.00% Notes, the “Securities”) to be issued pursuant to an Indenture, dated as of December 28, 2001, between the Company and SunTrust Bank, as trustee (the “Trustee”), as supplemented by a First Supplemental Indenture dated January 28, 2003, a Second Supplemental Indenture to be dated June 17, 2005 and a Third Supplemental Indenture to be dated June 17, 2005 (collectively, the “Indenture”). This Agreement is the Price Determination Agreement referred to in the Underwriting Agreement.

Pursuant to Section 1 of the Underwriting Agreement, the undersigned agrees with the Underwriters that the purchase price for the 5.20% Notes to be paid by the Underwriters shall be 99.296% of the aggregate principal amount of the 5.20% Notes and the purchase price for the 6.00% Notes to be paid by the Underwriters shall be 98.877% of the aggregate principal amount of the 6.00% Notes.

The Company represents and warrants to the Underwriters that the representations and warranties of the Company set forth in Section 3 of the Underwriting Agreement are accurate as though expressly made at and as of the date hereof.

This Agreement shall be governed by the law of the State of New York.

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If the foregoing is in accordance with your understanding of the agreement among the Underwriters and the Company, please sign and return to the Company a counterpart hereof, whereupon this instrument along with all counterparts and together with the Underwriting Agreement shall be a binding agreement among the Underwriters and the Company in accordance with its terms and the terms of the Underwriting Agreement.

Very truly yours,

ONEOK, INC.

By:	/s/ Jim Kneale
Name:	Jim Kneale
Title:	Executive Vice President – Finance and Administration and Chief Financial Officer

Confirmed as of the date first above mentioned:

CITIGROUP GLOBAL MARKETS INC.

UBS SECURITIES LLC

Acting on behalf of themselves and as the Representatives of the several Underwriters.

By: Citigroup Global Markets Inc.

By:	/s/ Brian D. Bednarski
Name:	Brian D. Bednarski
Title:	Director

By: UBS Securities LLC

By:	/s/ Scott Whitney
Name:	Scott Whitney
Title:	Executive Director
UBS Securities LLC

By: UBS Securities LLC

By:	/s/ Rubayet Saleh
Name:	Rubayet Saleh
Title:	Associate Director
Debt Capital Markets

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